Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2025 Financial Results
-- XmAb819, novel first-in-class ENPP3 x CD3 T-cell engaging bispecific antibody, Phase 1 dose expansion in CRC, NSCLC and pRCC open to enrollment; on track to present clinical data to support a recommended Phase 3 dose in ccRCC in 2H26 --
-- Final results from healthy-volunteer study of Xmb942, Xtend™ TL1A antibody, and preclinical characterization of XmAb412, TL1A x IL23p19 XmAb® bispecific antibody, to be presented at DDW 2026 --
PASADENA, Calif.--Feb. 25, 2026-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the fourth quarter and full year ended December 31, 2025.
“Xencor’s lead oncology drug candidate is XmAb819, a novel first-in-class T-cell engager that could offer a much-needed new therapeutic modality for patients with advanced clear cell renal cell carcinoma (ccRCC). Excitement from the clinical community on our initial data from the dose-escalation study presented during ENA 2025 supports achieving our goal of presenting dose-expansion data during a medical meeting in the second half of 2026 and our plans to initiate a pivotal study during 2027,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “Building on the early success in ccRCC, we recently opened additional dose expansion cohorts in other tumor types that have high ENPP3 expression: colorectal cancer, non-small cell lung cancer and papillary renal cell carcinoma.”
“In 2026, we plan to present additional key clinical data and progress updates as we also advance XmAb541 and our ongoing B-cell depleting autoimmune programs, respectively. Our TL1A pipeline in inflammatory bowel disease continues to advance, as well. We are making great progress with enrollment in our Phase 2b XENITH-UC study of XmAb942 and are excited to begin the first-in-human study of XmAb412, our novel TL1A x IL23p19 bispecific antibody in the second half of 2026. We are proud of our execution across an evolved clinical pipeline and of the Xencor team’s focus on designing proteins to deliver novel medicines for patients.”
Wholly Owned Pipeline Overview
•XmAb819 (ENPP3 x CD3), a first-in-class, tumor-targeted T-cell engaging XmAb® 2+1 bispecific antibody in development for patients with advanced clear cell renal cell carcinoma (ccRCC). The dose-expansion portion of the ongoing Phase 1 study is enrolling patients and dose-optimization continues. Tumor expansion cohorts in colorectal cancer (CRC), non-small cell lung cancer (NSCLC) and papillary renal cell carcinoma (pRCC) are now open to enrollment. Xencor plans to present new clinical data to support a recommended Phase 3 dose in 2H26 and initiate a pivotal study of XmAb819 in ccRCC during 2027.
•XmAb541 (CLDN6 x CD3), a first-in-class, tumor-targeted T-cell engaging XmAb 2+1 bispecific antibody in Phase 1 clinical development for patients with advanced gynecologic and germ cell tumors. Xencor plans to present new clinical data to support a recommended Phase 3 dose in 2H26 and evaluate plans for a pivotal study of XmAb541 during 2027.

•XmAb942 (Xtend™ anti-TL1A), a potential best-in-class, high-potency, extended half-life antibody in development for patients with inflammatory bowel disease. Xencor is conducting the global XENITH-UC Study, a Phase 2b study of XmAb942 in ulcerative colitis (UC). XENITH-UC is a randomized, double-blind, placebo-controlled trial in patients with moderate-to-severe UC, whose disease has progressed after at least one conventional or advanced therapy. Xencor is on-track to present final results from the Phase 1 study of XmAb942 in healthy volunteers in a poster titled “XmAb942, a Potential Best-in-class, Long-acting Anti-TL1A Antibody for the Treatment of Inflammatory Bowel Disease: Phase 1 Final Results” at Digestive Disease Week® (DDW), being held May 2-5, 2026 in Chicago and online, and to provide an update on progress achieved in the XENITH-UC study around year-end 2026.
•XmAb412 (TL1A x IL23p19), a bispecific antibody for dual targeting of important inflammatory pathways in autoimmune and inflammatory disease, while avoiding the complexities of dosing and formulary access for two separate TL1A and IL23 targeted drugs. Xencor is on track to present the preclinical characterization of XmAb412 in a poster titled “Discovery and Characterization of XmAb412: A Novel, High-Affinity, Anti-TL1A x Anti-IL23 Native-like Bispecific Antibody With Extended Half-life for the Treatment of Inflammatory Bowel Disease” at DDW in May 2026 and to initiate a first-in-human study of XmAb412 in 2H26.

•Plamotamab (CD20 x CD3), a clinical-stage, B-cell depleting bispecific T-cell engager in Phase 1 development for patients with rheumatoid arthritis (RA), who have progressed through prior standard-of-care treatment. Xencor plans to provide an update on progress achieved in the Phase 1b study of plamotamab in RA in 2H26.

•XmAb657 (CD19 x CD3), a clinical-stage, potent, extended half-life B-cell depleting bispecific T-cell engager in Phase 1 development for patients with idiopathic inflammatory myopathies (IIM). Xencor plans to provide an update on progress achieved in the Phase 1 study of XmAb657 in 2H26.
•XmAb808 (B7-H3 x CD28), a bispecific antibody designed to provide conditional co-stimulation of T cells when also bound to tumor cells. Xencor plans to present a poster characterizing preclinical combinations of XmAb808 with multiple CD3 T cell engaging bispecific antibodies at a medical meeting in 1H26.
Xtend U.S. Patent Term Extension: In December 2025, Xencor announced the issuance of U.S. Patent 12,492,253, which covers Xencor’s Xtend Fc domain for extending the half-life of antibodies targeting C5, with a term that extends into December 2028. Xencor anticipates receiving low-single digit royalties on net sales of Ultomiris® (ravulizumab-cwvz), an anti-C5 antibody engineered with a licensed Xtend Fc domain, into December 2028 in the United States. Ultomiris is a drug being developed and commercialized by Alexion Pharmaceuticals, Inc., and is a registered trademark of Alexion. Xencor previously secured regulatory extensions of exclusivity in several EU countries, Japan and Australia. Based upon consensus sales forecasts, Xencor estimates recognizing potential royalty revenue in excess of the caps under its royalty agreement with OMERS in the range of $100 million to $120 million in aggregate for the extended patent term through 2028.

Financial Guidance: Based on current operating plans, Xencor expects to end 2026 with between $400 million and $430 million in cash, cash equivalents and marketable debt securities, and to have sufficient cash resources to fund research and development programs and operations through 2028.
Financial Results for the Fourth Quarter and Full Year Ended December 31, 2025
Cash, cash equivalents, and marketable debt securities totaled $610.8 million as of December 31, 2025 compared to $706.7 million as of December 31, 2024.
Total revenue for the fourth quarter ended December 31, 2025 was $28.2 million compared to $52.8 million for the same period in 2024. Revenue for the full year ended December 31, 2025 was $125.6 million compared to $110.5 million for the same period in 2024. The increase in revenue in 2025 compared to 2024 was primarily driven by revenue recognition associated with Alexion and Incyte license agreements.
Research and development (R&D) expenses for the fourth quarter ended December 31, 2025 were $64.8 million compared to $51.1 million for the same period in 2024. R&D expenses for the full year ended December 31, 2025 were $239.4 million compared to $227.7 million for the same period in 2024. Increased R&D expenses in 2025 compared to 2024 were primarily driven by higher external and internal costs associated with pipeline programs, partially offset by lower stock-based compensation expense.
General and administrative (G&A) expenses for the fourth quarter ended December 31, 2025 were $17.0 million compared to $14.9 million for the same period in 2024. G&A expenses for the full year ended December 31, 2025 were $63.6 million compared to $61.2 million for the same period in 2024. G&A expenses in 2025 compared to 2024 remained relatively consistent.
Other income, net for the fourth quarter ended December 31, 2025 was $49.4 million compared to other expense, net of $31.4 million for the same period in 2024. Other income, net for the full year ended December 31, 2025 was $87.9 million compared to other expense, net of $56.5 million in the same period in 2024. Other income, net, in 2025 compared to other expense, net, in 2024 was primarily driven by a combination of realized and unrealized gains from marketable equity securities.
Net loss attributable to Xencor for the fourth quarter ended December 31, 2025 was $6.7 million or $(0.09) on a fully diluted per share basis compared to net loss of $45.6 million or $(0.62) on a fully diluted per share basis, for the same period in 2024. For the full year ended December 31, 2025 net loss attributable to Xencor was $91.9 million or $(1.24) on a fully diluted per share basis compared to net loss of $232.6 million or $(3.58) on a fully diluted per share basis, for the same period in 2024.
About Digestive Disease Week®
Digestive Disease Week® (DDW) is the largest international gathering of physicians, researchers, and academics in the fields of gastroenterology, hepatology, endoscopy, and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA), the American Society for Gastrointestinal Endoscopy (ASGE), and the Society for Surgery of the Alimentary Tract (SSAT), DDW is an in-person and online meeting.
Digestive Disease Week® is a registered trademark of DDW, LLC.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners.

Xencor's XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” “indicates,” “supports,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding our expectations regarding regulatory and partnership milestone achievements, clinical pipeline advancements , planned receipt and presentations of clinical data, including the expected timing thereof, and planned and ongoing clinical trials, including the expected timing thereof, projected financial resources and financial guidance, including estimated cash, cash equivalents and marketable debt securities at year end and cash runway for research and development programs and operations, expectations for and estimates of future royalty revenues, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics, the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, the risk of loss of key members of management, the risk that the fair value of our marketable equity securities will decline and the risks, uncertainties and other factors described under the heading “Risk Factors” in Xencor's Annual Report on Form 10-K for the year ended December 31, 2025 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Xencor undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.
Contacts
For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118
For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291

Xencor, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	December 31,
	2025	2024

Cash, cash equivalents and marketable debt securities - current	$435,231	$449,846
Other current assets	164,590	127,755
Marketable debt securities - long term	175,602	256,833
Other long-term assets	100,072	117,511
Total assets	$875,495	$951,945

Total current liabilities	$95,907	$87,432
Liabilities related to the sales of future royalties - long term	76,482	115,159
Other long-term liabilities	67,519	75,328
Total liabilities	239,908	277,919
Total stockholders' equity	635,587	674,026
Total liabilities and stockholders’ equity	$875,495	$951,945

Xencor, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Revenue
Collaborations, milestones, and royalties	$28,237	$52,794	$125,576	$110,493
Operating expenses:
Research and development	64,824	51,056	239,434	227,686
General and administrative	17,041	14,916	63,644	61,215
Total operating expenses	81,865	65,972	303,078	288,901
Operating loss	(53,628)	(13,178)	(177,502)	(178,408)

Total other income (expense)	49,362	(31,405)	87,869	(56,515)

Loss before income tax expense and noncontrolling interest	(4,266)	(44,583)	(89,633)	(234,923)
Income tax expense	2,387	1,617	2,504	1,617
Net loss including noncontrolling interest	(6,653)	(46,200)	(92,137)	(236,540)

Net loss attributable to noncontrolling interest	—	(647)	(214)	(3,922)
Net loss attributable to Xencor, Inc.	$(6,653)	$(45,553)	$(91,923)	$(232,618)

Net loss per share attributable to Xencor, Inc. (basic and diluted)	$(0.09)	$(0.62)	$(1.24)	$(3.58)

Weighted-average shares used in calculating net loss per share (basic and diluted)	74,586	73,176	74,239	65,041

Other comprehensive income (loss), net of tax:
Net unrealized gain (loss) on marketable debt securities	418	(2,464)	2,239	(1,954)
Comprehensive loss	(6,235)	(48,664)	(89,898)	(238,494)
Less: comprehensive loss attributable to the noncontrolling interest	—	(647)	(214)	(3,922)
Comprehensive loss attributable to Xencor, Inc.	$(6,235)	$(48,017)	$(89,684)	$(234,572)